Interplay [LOGO]
                             BY GAMES FOR GAMES (TM)


November 13, 1997


Ryan Brant
Chief Executive Officer
Take 2 Interactive Software
1004 Ligonier St., 3rd Floor
Latrobe, PA 15690

Dear Mark,

I have set forth below the principle deal points proposed by Interplay Productions, a California corporation ("Interplay") in connection with consummating an affiliate label distribution agreement with Take 2 Interactive Software ("Take 2") with respect to the MS-DOS (launchable in Windows '95) CD-ROM & DVD versions of Jetfighter: Full Burn and the Windows '95 CD-ROM & DVD versions of the Black Dahlia computer software products (the "Products"). The definitive agreement will include the following terms:

Territory: North America and South America

Term: Active Economic Life (i.e. latter of: (i) five (5) years from the effective date of the definitive agreement, or (ii) the time while the Products are marketed or sold plus six (6) months).

Distribution Rights: Exclusive distribution rights of JetFighter: Full Burn, Black Dahlia, and any subsequent mission disks and/or add-on products to distributors, resellers, direct sales and OEM Bundling (OEM Bundling terms to be agreed upon by the parties in good faith). Interplay's OEM Bundling rights within the Territory will be exclusive, while Interplay's OEM Bundling rights in the rest of the world will be co-exclusive with Take 2.

Guarantee: Two Million Dollars (US $2,000,000). The individual Product guarantees shall be $1,500,000 for Jetfighter: Full Burn and $500,000 for Black Dahlia.* However, any royalties accrued under this agreement will be cross-collaterized against any advances and the Guarantee. Furthermore, if for any reason the MS-DOS CD-ROM version of Jetfighter: Full Burn does not ship pursuant to this letter agreement, the entire Guarantee will be removed.

Marketing Guarantee: Take 2 agrees to spend at minimum a total of $375,000 in consumer advertising on Black Dahlia and Jetfighter: Full Burn prior to November 2, 1998.

Royalty Split of Net Receipts (Calculated after cost of goods (Cogs) are reimbursed): 60% - Take 2; 40% - Interplay. Subject to recoupment of any advances, royalties will be due sixty (60) days after the month end in which such units of a Product are shipped.

Anticipated Wholesale Price:       Black Dahlia                  $40.00
                                   Jetfighter: Full Burn         $42.00

Product Forecasts: MS-DOS CD-ROM & DVD versions with respect to Jetfighter: Full Burn, and Windows '95 CD-ROM & DVD versions with respect to Black Dahlia.

MDF (Marketing Development Funds): A launch fund will be mutually agreed upon by the parties and will be at least seven percent (7%) of initial gross sales. Interplay will continue to maintain a MDF reserve of five percent (5%) thereafter. Take 2 will be responsible for the costs of all MDF.

Interplay will be responsible for the building of inventory after receiving all final art files and media deliverables for duplication. Interplay will also fund the costs for each unit produced.

Return Reserve: Interplay will withhold seven percent (7%) of the wholesale purchase price of each purchase as a reserve for returns and defectives. On a semi-annual basis, beginning six (6) months after release of each ProductSKU, any amount exceeding such maximum general reserve not scheduled or applied to returns of such ProductSKU will be paid to Take 2 with the next payment due.

In order to ensure a January launch of the products, Take 2 will deliver approved gold masters and all related artwork necessary to produce the final Products on or by January 5, 1998. Take 2 agrees to take best efforts to deliver a gold master to permit a January shipment of the Products by Interplay.

Interplay will make the following advance payments (against the guarantee):

                    November 15, 1997        $300,000
                    December 15, 1997        $250,000
                    March 15, 1998           $450,000*
                    May 15, 1998             $500,000*
                    December 31, 1998        $500,000*

* Note if for any reason Take 2 fails to deliver the approved gold masters and all related artwork for the MS-DOS CD-ROM version of JetFighter: Full Burn or the Windows '95 CD-ROM version of Black Dahlia by January 5, 1998, the guarantee will be reduced as follows:

==============================================================================================
Product        Delay          Reduction   Delay Date      Reduction    Delay Date   Reduction
               Dates          of                          of                        of
                              Guarantee                   Guarantee                 Guarantee
------------   -----------    ---------   -----------     ---------    ----------   ---------
Black Dahlia   January 6,     $120,000    February 9,     $240,000     March 8,     $360,000
               1998                       1998                         1998
               through                    through                      through
               February 8,                March 7,                     April 5,
               1998                       1998                         1998
---------------------------------------------------------------------------------------------
Jetfighter:    January 6,     $180,000    February 9,     $360,000     March 8,     $540,000
Full Burn      1998                       1998                         1998
               through                    through                      through
               February 8,                March 7,                     April 5,
               1998                       1998                         1998
==============================================================================================

     Any reduction in the guarantee due to missed dates as described above will be spread equally across the remaining advance dates. It is further understood that in the event of missed dates the remaining advance dates will be launched back thirty (30) days for each level of missed dates. Should a Product be delayed beyond April 5, 1998, the remaining advance and the Guarantee will be deleted with respect to such Product.

     Interplay and Take 2 agree to negotiate in good faith an agreement that will contain the North American distribution rights to all Take 2 CD ROM and DVD products scheduled for release to the next two (2) years including Jetfighter 4, Full Burn 2, and Things (Working Title), Interplay shall have a right of first option on these products and Take 2 will refrain from negotiating such rights with any third party through February 28, 1998.

     Take 2 agrees to keep this letter, the terms of this letter agreement herein and its relationship with Interplay confidential and to not discuss, solicit, offer or enter into any other agreement regarding the Products. Further, Take 2 agrees that so long as Interplay is attempting to complete the definitive agreement in good faith (the "Lock-Out Period"), Take 2 will not either itself or through any adviser or agent solicit any offer from a third party, respond to any offer from a third party, make any offer or proposal to a third party concerning any affiliate label or distribution deal relating to the Products or any other transaction which could interfere with the consummation of the transactions contemplated by this letter. After the expiration of the Lock-Out Period, and any extension thereto mutually agreed by the parties, if the parties have not signed a definitive agreement, this agreement will terminate and Take 2 will be free to negotiate with other parties.

     Take 2 represents and warrants that it has all legal right and authority to grant the rights to interplay in the Products, as described herein, and agrees to indemnify Interplay against all costs, fees, expenses and damages incurred by Interplay as a result of any breach of the foregoing representation and warranty. Without limiting the foregoing, Take 2 represents that the right of Mindscapes to the Products have been terminated.

     In addition, Interplay and Take 2 agree that any and all invoices for
Jetfighter: Platinum Edition that become due prior to February 15, 1998 will have their payment terms extended to February 15, 1998.

     This letter constitutes a binding agreement between the parties, which will serve as the agreement between the parties until they have had the opportunity to negotiate and enter into a definitive agreement on the principle terms contained in this letter. The parties agree that the definitive agreement will contain other customary terms and conditions including, without limitation, representations, indemnities, sell-off period, and the like. The parties agree to negotiate in good faith to reach and execute a mutually acceptable definitive agreement as soon as practicable, but in any event by the end of the Lock-Out period. This letter is to be governed under the laws of California. This letter agreement may be signed in counterpart and delivered by facsimile.

     If the terms of this letter are acceptable, please sign below and return to my attention. Upon receipt of a signed copy of this letter, we will prepare the definitive agreement.



/s/ Phil Adam
Phil Adam
Vice President
Business Development
Interplay Productions




ACKNOWLEDGED AND AGREED

TAKE 2 INTERACTIVE SOFTWARE



By: /s/ Mark E. Seremet
    ------------------------
    MARK E. SEREMET
    PRESIDENT COO